Exhibit 99.1

ARCH CAPITAL GROUP LTD. NAMES

MARC GRANDISSON

CHAIRMAN AND CEO OF ARCH WORLDWIDE REINSURANCE GROUP

HAMILTON, BERMUDA, November 16, 2005 –  Arch Capital Group Ltd. [NASDAQ: ACGL] today announced that Marc Grandisson has been promoted to the position of Chairman and CEO of Arch Worldwide Reinsurance Group, effective immediately.  Mr. Grandisson will succeed Dwight Evans, one of the founders of the Company’s reinsurance operations.  Mr. Evans, who joined the Company in 2001 to build Arch’s reinsurance group with Paul Ingrey, the Company’s Chairman, Mr. Grandisson and John Rathgeber, President and CEO of Arch Reinsurance Company (U.S.), will be leaving the Company.

In addition, Nicolas Papadopoulo, Chief Underwriting Officer of Arch Reinsurance Ltd. (Bermuda) who also has been with the Company since 2001, has been promoted to the position of President and CEO of Arch Reinsurance Ltd.

Mr. Ingrey, said “It has been a pleasure working with Dwight in establishing Arch as a significant participant in the worldwide reinsurance marketplace.  His values, integrity and market knowledge were of enormous benefit to our Company, and we all at Arch wish him well.”

Dinos Iordanou, President and Chief Executive Officer of the Company, added, “We are grateful to Dwight for his leadership and dedication over the past four years.  We are very pleased that Marc will lead our reinsurance operations into the future.  Our ability to promote from within the Company is another indication of the depth and strength of the management team we have built at Arch.  Under the guidance of Marc and the other members of the senior team, the strategic direction of the Company will not change.”

Arch Capital Group Ltd., a Bermuda-based company with $2.65 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (collectively, the “Company”) may include forward-looking statements which reflect the Company’s current views with respect to future events and financial performance.  Forward-looking statements involve the Company’s current assessment of risks and uncertainties, which may cause actual events and results and prospects to differ materially from those expressed or implied in these statements.  Certain information regarding such risks and uncertainties is set forth in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250